POLONIA BANCORP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013

Huntingdon Valley, Pennsylvania — August, 2, 2013. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP), the holding company of Polonia Bank (the “Bank”), reported net income of $47,000 for the quarter ended June 30, 2013 versus a net loss of $35,000 for the quarter ended June 30, 2012. The Company reported a net loss of $19,000 for the six months ended June 30, 2013 versus net income of $40,000 for the six months ended June 30, 2012.

Net interest income increased $118,000 to $2.0 million and $218,000 to $4.0 million, for the three and six months ended June 30, 2013 as compared to the same prior year period. The increase in net interest income for both the three and six month periods in 2013 was due primarily to a higher average balance of loans and a lower average cost of funds, partially offset by a lower average yield on loans.

The provision for loan losses decreased $76,000 for the three and six months ended June 30, 2013 as compared to the same period in the prior year. At June 30, 2013, nonperforming loans totaled $3.6 million compared to $2.6 million at June 30, 2012. An increase in nonperforming one-to-four family loans of $925,000 contributed to the higher balance of nonperforming loans at June 30, 2013. Net loan charge-offs for the quarter ended June 30, 2013 were $459,000, consisting of commercial real estate and line of credit loan charge-offs, compared to net loan recoveries of $1,000 for the quarter ended June 30, 2012. Net loan charge-offs were $556,000 and $223,000 for the six months ended June 30, 2013 and 2012 respectively.

Noninterest income was $1.6 million and $416,000 for the quarters ended June 30, 2013 and 2012, respectively and $2.9 million and $781,000 for six months ended June 30, 2013 and 2012, respectively. The increase in noninterest income was primarily attributable to an increase of $1.2 million and $2.3 million in the gain on the sale of loans in the three and six months ended June 30, 2013 as compared to the prior year.

Noninterest expenses were $3.5 million and $2.2 million for the quarters ended June 30,2013 and 2012, respectively, and $6.8 million and $4.3 million for the six months ended June 30, 2013 and 2012, respectively. Higher expenses for the three and six months ended June 30, 2013 were mainly due to the salary and compensation expenses and costs related to the operation of our Retail Mortgage Banking Division and the amortization of the indemnification asset associated with the loss sharing agreements entered into with the FDIC in connection with our acquisition of Earthstar bank in 2010.

Total assets increased $9.7 million, or 3.6%, to $277.2 million at June 30, 2013 from $267.5 million at December 31, 2012, partially due to a $27.9 million increase in total loans. Loans increased and cash declined as a result of our increased one-to-four lending activities. Securities decreased $3.6 million primarily as a result of payments received. Cash decreased $13.8 million. Loans held for sale decreased $727,000 or 6.03%, to $11.3 million at June 30, 2013.

Total liabilities at June 30, 2013 were $236.1 million compared to $226.3 million at December 31, 2012, an increase of $9.8 million. The increase in liabilities was primarily due to the increase of $12.5 million in FHLB advances, partially offset by a $3.4 million decrease in deposits. Total stockholders’ equity remained stable decreasing by $54,000 to $41.1 million at June 30, 2013.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 88 years. We currently operate seven full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

	At June 30,	At December 31,
	2013	2012
(In thousands, except per share data)	(unaudited)	(unaudited)
Financial Condition Data:
Total assets	$277,203	$267,464
Securities available-for-sale	14,680	16,139
Securities held-to-maturity	56,445	58,605
Loans held for sale	11,333	12,060
Loans receivable	148,545	117,542
Covered loans	18,201	21,260
Total loans	166,746	138,802
Less: allowance for loan losses	1,066	1,508
Net loans	165,680	137,295
Cash and cash equivalents	11,323	25,062
Deposits	193,345	196,723
FHLB Advances – long-term	38,000	25,500
Stockholders’ equity	41,131	41,185
Book value per common share	$11.71	$11.73

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Operating Data:
Interest Income	$2,569	$2,570	$5,121	$5,157
Interest expense	578	697	1,163	1,417
Net interest income	1,991	1,873	3,958	3,740
Provision for loan losses	25	101	114	190
Net interest income after provision for
loan losses	1,966	1,772	3,844	3,550
Non-interest income	1,589	416	2,895	781
Non-interest expense	3,488	2,238	6,775	4,262
Income (loss) before income tax (benefit)	67	(50)	(36)	69
Income tax (benefit) expense.	20	(15)	(17)	29
Net income (loss)	$47	$(35)	$(19)	$40
Basic and diluted earnings per share	$0.01	$(0.01)	$(0.01)	$0.01

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Performance Ratios (1):
Return on average assets	0.07%	(0.05)%	(0.01)%	0.03%
Return on average equity	0.45	(0.51)	(0.09)	0.29
Interest rate spread (2)	3.08	3.04	3.08	3.04
Net interest margin (3)	3.24	3.13	3.24	3.13
Non-interest expense to
average assets	5.32	3.47	5.16	3.29
Efficiency ratio (4)	0.97	0.98	0.99	0.94
Average interest-earning
assets to average interest-
bearing liabilities	116.66	107.73	116.54	107.85
Average equity to average
Assets	15.72%	10.80%	15.74%	10.80%
Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans			0.64%	0.91%
Allowance for loan losses as a percent of non-
performing loans			29.78	48.51
Net charge-offs (recoveries) to average
outstanding loans during the period			0.36	0.15
Non-performing loans as a percent of total
loans			2.15	1.88
Non-performing assets as a percent of total
assets			1.36%	1.01%

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(1)	Performance ratios for the three and six month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

CONTACT:

Paul D. Rutkowski

Chief Financial Officer and Corporate Secretary

(215) 938-8800